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                                                                       EXHIBIT 4
                              AMENDMENT NO. 1 TO
                               RIGHTS AGREEMENT
                               ----------------


       This Amendment (the "Amendment"), dated as of September 19, 1999, is entered into by and between The Guarantee Life Companies Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company as Rights Agent (the "Rights Agent").

       WHEREAS, the Company and the Rights Agent have entered into a Rights Agreement, dated as of November 18, 1996 (the "Agreement");

       WHEREAS, the Company wishes to amend the Agreement;

       WHEREAS, Section 26 of the Agreement provides, among other things, that prior to the Stock Acquisition Time the Company may, by resolution of its Board of Directors, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of Rights; and

       WHEREAS, the Board of Directors of the Company has approved this Amendment and the Company has directed the Rights Agent to amend the Agreement as provided herein;

       NOW, THEREFORE, the Company and the Rights Agent hereby amend the Agreement as follows:

       1. Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Agreement.

       2. Section 1(a) of the Agreement is amended to add the following sentence to the end thereof:

       "Notwithstanding anything in this Agreement to the contrary, neither Jefferson-Pilot Corporation ("Parent") nor LG Merger Corporation ("Newco") shall be deemed to be an Acquiring Person as a result of the execution and delivery of and performance of its obligations under, or consummation of any one or more transactions (each, a "Permitted Event" and collectively, the "Permitted Events"), contemplated by the Agreement and Plan of Merger, dated as of September 19, 1999, as the same may be amended from time to time (the "Merger Agreement"), by and among the Company, Parent and Newco, pursuant to which the Company will be merged (the "Merger") with Newco."
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       3. Section 1(gg) is amended to add the following sentence at the end thereof:

       "Notwithstanding anything in this Agreement to the contrary, the acquisition of Beneficial Ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a Stock Acquisition Time."

       4. Section 3(a) of the Agreement is amended to add the following language at the end of the first sentence thereof immediately prior to the period:

       "; provided, however, that, notwithstanding anything in this Agreement to
          --------  -------
   the contrary, the acquisition of Beneficial Ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a Distribution Date"

       5. Section 7(a) of the Agreement is amended by (a) deleting the word "or"
                                                       -
at the end of clause (iii) thereof, and (b) adding the following clause
                                         -
immediately following clause (iv) thereof and prior to the parenthetical phrase:

       "or (v) the time immediately prior to the Effective Time (as such term is
            -
       defined in the Merger Agreement) for which notice of such time has been given by the Company to the Rights Agent as promptly as practicable prior to such Effective Time, provided, however, that if the Merger
                               --------  -------
       contemplated by the Merger Agreement does not occur and the Merger Agreement is terminated, the Rights will remain exercisable until the earliest of (i), (ii), (iii) or (iv) above, no Expiration Date shall be deemed to have occurred as a result of this clause (v)"

       6. Section 11(a)(ii) of the Agreement is amended to add the following at the end of the first sentence thereof immediately prior to the period:

       "; provided, however, that, notwithstanding anything in this Agreement to
          --------  -------
   the contrary, the acquisition of Beneficial Ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a
   Section 11(a)(ii) Event"

       7. Section 13(a) of the Agreement is amended to add the following at the end thereof immediately prior to the period:
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       "; provided, however, that, notwithstanding anything in this Agreement to
          --------  -------
   the contrary, the acquisition of Beneficial Ownership of Common Stock of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a
   Section 13 Event"

       8. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

       9. This Amendment shall be governed by and constructed in accordance with the laws of the State of Delaware.

       10. This Amendment shall be effective as of the date first above written, and, except as set forth herein, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

       11. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
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       IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.


                          THE GUARANTEE LIFE COMPANIES INC.



                         By: /s/ Robert D. Bates
                            -------------------------------
                            Name: Robert D. Bates
                            Title: President and Chief Executive Officer



                         CHASEMELLON SHAREHOLDER
                            SERVICES, L.L.C.



                         By: /s/ Jane A. Marten
                            -------------------------------
                            Name: Jane A. Marten
                            Title: Asst. Vice President